Exhibit 99.1

         Earth Dragon Resources Announces Third Party Financing for the
                     Joint Venture With Deep Marine Salvage

SAN DIEGO, March 6,

Mar 06, 2013 (GLOBE NEWSWIRE via COMTEX) -- Earth Dragon Resources, Inc. (OTC:EARH) ("EARH" or "the Company") today announced that it has accepted third party financing to fund the Deep Marine Salvage ("DMS") Joint Venture. As a result, Earth Dragon and DMS have agreed to cancel their Joint Venture Agreement. As part of this arrangement EARH will retain up to a $5 million distribution linked to recoveries made.

Salvage projects require a risk/reward assessment. Earth Dragon has determined that avoiding dilution in the Company's shares on the DMS Joint Venture is the correct decision. Earth Dragon is in final contract stages of securing additional shipwrecks on its own which Earth Dragon's management believes have a much higher risk/reward ratio combined with an anticipated lower budget.

Earth Dragon's CEO, Mike Johnson, states, "While we're pleased to see the DMS project move forward, we're very excited about the shipwrecks that we'll be working independently. We should have everything finalized shortly and we will inform shareholders concerning the new shipwrecks at that time."

Deep Marine Salvage today stated: "We are very happy with this new arrangement and are looking forward to continuing to move ahead and completing our European waters salvage plans this coming summer. DMS expects to see both companies having a very successful 2013."

Earth Dragon Resources, Inc. will be filing with the Securities and Exchange Commission a copy of the Termination Agreement with DMS via a Form 8-K in the next few days.

About Earth Dragon Resources, Inc.: Earth Dragon Resources, Inc. identifies opportunities globally in the recovery of precious metals on both land and sea. Earth Dragon Resources, Inc.'s primary focus is to identify, perform due diligence, structure and fund opportunities that have the potential to enhance
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shareholder value. Earth Dragon Resources, Inc.'s wholly owned subsidiary,
Project X, Inc., is the marine salvage division. Project X, Inc. is in the planning and financing stage of recovering 3 WW1 wrecks that research shows contain gold and other precious metals.

Forward-looking Statements: Statements about our future expectations are "forward-looking statements", which are not guarantees of future performance. When used herein, the words "may," "will," "should," "anticipate," "believe," "appear," "intend," "plan," "expect," "estimate," "approximate," "potential" and similar expressions are intended to identify such forward-looking statements. These statements involve risks and uncertainties inherent in our business, including those set forth in our filings with the Securities and Exchange Commission (SEC), and are subject to change at any time. Our actual results could differ materially from these forward-looking statements. We undertake no obligation to update publicly any forward-looking statement.

CONTACT: J. Michael Johnson

President and CEO
Office: 619-321-6882
Direct: 808-269-5549
Email: mike.johnson@earhweb.com

Corporate Address:
Earth Dragon Resources, Inc.
402 West Broadway
Suite 400
San Diego, CA 92101